UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 27, 2018

Date of Report (Date of earliest event reported)

Klever Marketing, Inc.

(Exact name of registrant as specified in its charter)

Delaware	00-18834	36-368583
(State of Jurisdiction of in Company)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 E. 6600 So. #305 SLC, Utah	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 801-847-6444

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into Material Definitive Agreement.

On April 27, 2018, Klever Marketing, Inc. (“Parent”), DarkPulse Technologies Inc., a New Brunswick corporation (“Target Company”), and DPTH Acquisition Corporation, a wholly owned subsidiary of Parent (the “Merger Subsidiary”) entered into an Agreement and Plan of Merger, attached hereto as Exhibit 2.1 (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Subsidiary will merge with and into Target Company (the “Merger”), and Target Company will be the surviving corporation to the Merger and become a wholly owned subsidiary of Parent. The Merger is expected to close on or about May 30, 2018, subject to the satisfaction or waiver of customary closing conditions.

As of the effective time of the Merger (the “Merger Time”), each share of Target Company common stock issued and outstanding immediately prior to the Merger Time will be cancelled and extinguished and automatically converted into the right to receive 85,000 fully paid and non-assessable shares of common stock of Parent (the “Merger Common Stock”). Parent will issue to each holder of Target Company common stock certificates or Book Entries (as defined in the Merger Agreement) evidencing the number of shares of Merger Common Stock determined in accordance with the foregoing, being approximately 85,000,000 shares. As of April 27, 2018, the Target Company had 1,000 shares of common stock issued and outstanding, and no shares of preferred stock or other securities issued and outstanding.

Parent has made customary representations, warranties and covenants in the Merger Agreement, including: (i) to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the Merger Time, (ii) not to engage in certain kinds of transactions or take certain actions during such interim period, and (iii) obtain all consents and approvals necessary to consummate the transactions contemplated by the Merger Agreement.

Additionally, prior to the Merger, Parent must (i) effect a reverse stock split of its outstanding common stock to ensure that there are no more than 15,000,000 shares of Parent common stock issued and outstanding immediately prior to the Merger Time, and (ii) ensure that all outstanding options, preferred stock, or other securities convertible into common stock have been cancelled, except that Parent shall be permitted to have outstanding a maximum of $150,000 in convertible promissory notes convertible into common stock of Parent at the Merger Time, which shall be retained by Parent post-Merger (the “Assumed Liabilities”). Prior to the Merger, Target Company must (i) ensure that there are not more than 1,000 shares of Target common stock issued and outstanding. Accordingly, after issuance of the Parent Common Stock in connection with the Merger, it is anticipated that shareholders of Parent immediately prior to the Merger will own approximately 15% of the issued and outstanding common stock of Parent immediately after effecting the Merger. Finally, at closing of the Merger, Target Company shall pay $150,000 to Parent or certain of Parent’s creditors or preferred shareholders as directed by Parent.

Parent’s principals shall indemnify Parent after closing of the Merger for all pre-closing liabilities except for the Assumed Liabilities, and as additional consideration for such indemnification obligations to Parent, Parent’s principals shall receive an option to purchase the pre-closing assets of Parent for a purchase price consisting of the assumption of all present or future liabilities associated with such assets and the payment of $10.00 to Parent. Such option may or may not be exercised after the Merger.

The Merger Agreement contains certain termination rights for Parent, Target Company and Merger Subsidiary. Among those rights, Parent or Target Company may, if the Merger Time has not occurred on or before May 15, 2018, or such later date as Parent and Target Company may mutually agree, terminate the Merger Agreement.

The foregoing description of the Merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

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Item 9.01. Exhibits.

The following exhibits are filed with this report:

Exhibit Number	Description of Exhibit

2.1	Merger Agreement with exhibits, dated April 27, 2018, by and among Klever Marketing, Inc., DarkPulse Technologies Inc. and DPTH Acquisition Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2018	KLEVER MARKETING, INC.

	By:	/s/ Paul G. Begum Name: Paul G. Begum Title: Chief Executive Officer

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